Exhibit 10.2

FORM OF PARENT SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of September [•], 2022, is entered into by and among EnVen Energy Corporation, a Delaware corporation (the “Company”), Talos Energy Inc., a Delaware corporation (“Parent”) and each stockholder of Parent set forth on Schedule 1 attached hereto (each, a “Stockholder” and collectively, the “Stockholders”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Company, Parent, Talos Production Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Production Company”), Tide Merger Sub I Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub I”), Tide Merger Sub II LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent, Tide Merger Sub III LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Production Company, and the Equityholders’ Representative (as defined in the Merger Agreement), have entered into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein), among other things, Merger Sub I will merge with and into the Company, with the Company surviving such merger (the “First Merger,” and together with the other transactions contemplated by the Merger Agreement, the “Transactions”);

WHEREAS, as of the date hereof, each Stockholder is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of and is entitled to dispose of and vote the number of shares of Parent Common Stock set forth opposite such Stockholder’s name on Schedule 1 attached hereto (as applicable to such Stockholder, the “Owned Shares”; the Owned Shares and any additional shares of Parent Common Stock (or any securities convertible into or exercisable or exchangeable for shares of Parent Common Stock) in which the Stockholder acquires record and beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, and as applicable to such Stockholder, the “Covered Shares”); and

WHEREAS, concurrently with the execution of the Merger Agreement, the Stockholders are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and the Stockholders hereby agree as follows:

1. Agreement to Vote. Prior to the Termination Date (as defined herein), each Stockholder, solely in its capacity as a stockholder of Parent, irrevocably and unconditionally agrees that, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof, and, for avoidance of doubt, including the Special Meeting) and in connection with any written consent of the stockholders of Parent, the Stockholder shall, and shall cause any other holder of record of any of the Stockholder’s Covered Shares to:

(a) appear at such meeting or otherwise cause the Stockholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b) vote (or execute and return an action by written consent), or cause to be voted at such meeting in person or by proxy (or validly execute and return and cause such consent to be granted with respect to), all of the Stockholder’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by the Stockholder) in favor of (i) approving the issuance of Parent Common Stock to the holders of Class A Common Shares of the Company pursuant to the NYSE listing rules, (ii) approving the amendment and/or restatement of the Parent Organizational Documents as necessary or appropriate to reflect the Stockholders’ Agreement Termination (as defined below) and (iii) any other proposals agreed to by Parent and the Company which are necessary or appropriate in connection with the Transactions or to effectuate the intent of the foregoing clauses (i) and (ii); and

(c) vote (or execute and return an action by written consent), or cause to be voted at such meeting in person or by proxy (or validly execute and return and cause such consent to be granted with respect to), all of the Stockholder’s Covered Shares against (i) any Acquisition Proposal with respect to Parent and (ii) any other action, proposal, transaction or agreement that could reasonably be expected to (A) materially impede, interfere with, delay, postpone or materially and adversely affect the First Merger or any of the other Transaction, (B) result in a material breach of any covenant, representation or warranty or other obligation or agreement of Parent under the Merger Agreement, or (C) result in a material breach of any covenant, representation or warranty or other obligation or agreement of the Stockholder contained in this Agreement.

The obligations of each Stockholder specified in this Section 1 shall apply whether or not the First Merger or any action described above is recommended by the Parent Board or the Parent Board has effected a Parent Change in Recommendation.

2. No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that the Stockholder shall not, at any time prior to the Termination Date, (i) enter into any voting agreement or voting trust with respect to any of the Stockholder’s Covered Shares that is materially inconsistent with the Stockholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of the Stockholder’s Covered Shares that is materially inconsistent with the Stockholder’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise materially inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

3. Termination. This Agreement shall terminate immediately and automatically, and be of no further force and effect, without any notice or other action by any Person, upon the earliest of (i) the First Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) any amendment to the Merger Agreement that materially reduces the economic benefits to any Stockholder contemplated thereby as of the date hereof and (iv) the time this Agreement is terminated upon the mutual written agreement of each of the parties hereto (the earliest such date under clause (i), (ii), (iii) and (iv) being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 15 to 21 shall survive the termination of this Agreement; provided further, that if the First Effective Time occurs on or prior to the Termination Date, the provisions set forth in Sections 7(c) and 10 shall survive the termination of this Agreement pursuant to clause (i) and, in the case of Section 7(c), shall continue in effect until expiry of the Lock-up Period; and provided further, that termination of this Agreement shall not relieve any party hereto from any liability for any Willful Breach of this Agreement prior to such termination.

4. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Parent and the Company as to itself as follows:

(a) The Stockholder is the only record and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Covered Shares, free and clear of Liens other than Liens as created by this Agreement, Liens to which the Covered Shares and Stockholder are subject pursuant to the Parent Organizational Documents and Liens to which the Covered Shares and Stockholder are subject pursuant to the Stockholders’ Agreement. As of the date hereof, other than the Owned Shares, the Stockholder does not own beneficially or of record any shares of capital stock of Parent (or any securities exercisable for or convertible into shares of capital stock of Parent) or any interest therein.

(b) The Stockholder is not a “foreign person” or “foreign entity” (as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof). The Stockholder is not controlled, in whole or in part, by a “foreign person” (as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof).

(c) The Stockholder (i) except as provided in this Agreement, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Stockholder’s Covered Shares, (ii) has not entered into any voting agreement, voting trust or other similar agreement, arrangement or restriction with respect to any of the Stockholder’s Covered Shares other than this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement, (iv) other than the Parent Organizational Documents, is not party to any agreements or arrangements of any kind, contingent or otherwise, obligating the Stockholder to sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), any or all of the Stockholder’s Covered Shares or any interest therein, and (v) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would reasonably be expected to interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement. Except as contemplated by the Transactions or as set forth in the Parent Organizational Documents, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Stockholder’s Covered Shares.

(d) The Stockholder (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Applicable Laws of the jurisdiction of its organization, and (ii) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and no other organizational proceedings on the part of the Stockholder are necessary to approve this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Stockholder and, assuming the Agreement is the valid and legally binding agreement of each of the other parties hereto, constitutes a legal, valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the Remedies Exception.

(e) No filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Stockholder from, or to be given by the Stockholder to, or be made by the Stockholder with, any Governmental Authority or any other Person in connection with the execution, delivery and performance by the Stockholder of this Agreement and the consummation of the transactions contemplated hereby, in each case other than as contemplated hereby.

(f) The execution, delivery and performance of this Agreement by the Stockholder do not, and the consummation of the transactions contemplated hereby will not, (i) constitute or result in a breach or violation of, or a default under, the governing documents of the Stockholder, or (ii) constitute or result in, with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Stockholder, or the Covered Shares, pursuant to any Contract binding upon the Stockholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 4(e), under any Applicable Law to which the Stockholder is subject or any change in the rights or obligations of any party under any Contract legally binding upon the Stockholder, except, in the case of clause (ii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(g) As of the date of this Agreement, there is no action, proceeding or investigation pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder that questions the beneficial or record ownership of the Stockholder’s Owned Shares, the validity of this Agreement or the performance by the Stockholder of its obligations under this Agreement that seeks to delay or prevent the Stockholder from performing, or that would reasonably be expected to impair the ability of the Stockholder to perform, its obligations under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis.

(h) No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby and by the Merger Agreement based upon arrangements made by or, to the knowledge of the Stockholder, on behalf of the Stockholder.

5. Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder and the Company as follows:

(a) Parent (i) is a legal entity duly organized, validly existing and in good standing under the Applicable Laws of the state of Delaware, and (ii) has all requisite company power and authority and has taken all company action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and, assuming the Agreement is the valid and legally binding agreement of each of the other parties hereto, constitutes a legal, valid and binding agreement of Parent enforceable against Parent in accordance with its terms, subject to the Remedies Exception.

(b) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act and the consents and approvals described in Sections 4.04 and 4.05 of the Merger Agreement, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by Parent from, or to be given by Parent to, or be made by Parent with, any Governmental Authority or any other Person in connection with the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby, except for any such filing, notice, report, consent, registration, approval, permit, waiver, expiration or authorization that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(c) The execution, delivery and performance of this Agreement by Parent do not, and the consummation of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the Parent Organizational Documents, or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of Parent pursuant to any Contract binding upon Parent, or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 5(b), under any Applicable Law to which Parent is subject or any change in the rights or obligations of any party under any Contract legally binding upon Parent, except, in the case of clause (ii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair Parent’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

6. Representations and Warranties of the Company. The Company hereby represents and warrants to each Stockholder and Parent as follows:

(a) The Company (i) is a legal entity duly organized, validly existing and in good standing under the Applicable Laws of the state of Delaware, and (ii) has all requisite company power and authority and has taken all company action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the Agreement is the valid and legally binding agreement of each of the other parties hereto, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Remedies Exception.

(b) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act and the consents and approvals described in Sections 3.04 and 3.05 of the Merger Agreement, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Company from, or to be given by the Company to, or be made by the Company with, any Governmental Authority or any other Person in connection with the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, except for any such filing, notice, report, consent, registration, approval, permit, waiver, expiration or authorization that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(c) The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the Company Organizational Documents, or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Company pursuant to any Contract binding upon the Company, or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 6(b), under any Applicable Law to which the Company is subject or any change in the rights or obligations of any party under any Contract legally binding upon the Company, except, in the case of clause (ii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Company’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

7. Certain Covenants of the Stockholders. Except in accordance with the terms of this Agreement, each Stockholder hereby covenants and agrees as follows:

(a) No Solicitation.

(i) Subject to Section 7(a)(ii), prior to the Termination Date, the Stockholder shall not, and shall cause its controlled Affiliates and Subsidiaries not to and shall use its reasonable best efforts to cause its and their respective Representatives acting on their respective behalf, not to, directly or indirectly: (A) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or would reasonably be expected to result in or lead to, any Acquisition Proposal with respect to Parent; (B) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or would reasonably be expected to result in or lead to, any Acquisition Proposal with respect to Parent; (C) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal with respect to Parent; (D) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal with respect to Parent; or (E) resolve or agree to do any of the foregoing. The Stockholder agrees that immediately following the execution of this Agreement it shall, and shall cause each of its controlled Affiliates and Subsidiaries and shall use its reasonable best efforts to cause its and their Representatives acting on its or their respective behalf to, cease any solicitations, discussions or negotiations with any Person (other than the Company and its Representatives) conducted heretofore in connection with an Acquisition Proposal with respect to Parent or any inquiry or request for information that would reasonably be expected to lead to, or result in, an Acquisition Proposal with respect to Parent. The Stockholder shall promptly (and in any event within two Business Days) notify, in writing, the Company of the receipt by the Stockholder in such capacity of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or would reasonably be expected to result in or lead to, any Acquisition Proposal with respect to Parent, which notice shall include the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and, with respect to any such proposal or offer, a summary of the material terms of, and an unredacted copy of any proposed definitive agreement, proposal or offer made in writing or, if not in writing, a written description of the material terms and conditions of such proposal or offer (and shall include any other material documents evidencing or specifying the terms of such proposal or offer or, to the extent applicable, inquiry). To the extent the Stockholder is prohibited by a non-disclosure or confidentiality agreement entered into prior to the date hereof from providing the information set forth in the preceding sentence, the Stockholder shall not be required to provide the

Company with the identity of the Person(s) from which such expression of interest, inquiry or proposal was received. The Stockholder shall not enter into any confidentiality agreement with any Person after the date of this Agreement that prohibits it from complying with the foregoing obligations. Nothing in this Section 7(a) shall prohibit Stockholder or its Representatives from informing any Person of the existence of the provisions contained in this Section 7(a).

(ii) Notwithstanding anything in this Agreement to the contrary, the Stockholder shall be entitled to review any Acquisition Proposal with respect to Parent, received by Parent after the date hereof that did not result from a breach of Section 5.04 of the Merger Agreement and shared with the Stockholder, and, solely to the extent the Parent Board has made the determinations set forth in Section 5.04(c) of the Merger Agreement, to discuss and confirm with Parent the willingness of the Stockholder to support, or lack thereof, such Acquisition Proposal in the event the Merger Agreement is terminated.

(b) Transfers. Each Stockholder hereby agrees not to, directly or indirectly, Transfer or enter into any Contract or option with respect to the Transfer of any of the Stockholder’s Covered Shares, or take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement in any material respect; provided, however, that nothing herein shall prohibit a Transfer to an Affiliate of the Stockholder (a “Permitted Transfer”) or a Transfer consented to by Parent and the Company; provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent and the Company, to assume all of the obligations of the Stockholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 7(b) shall not relieve the Stockholder of its obligations under this Agreement. Any Transfer in violation of this Section 7(b) with respect to the Stockholder’s Covered Shares shall be null and void ab initio.

(c) Lock-up Agreement. Each Stockholder hereby agrees not to, during the period beginning on the Closing Date and ending on the later of the date that is (i) sixty (60) days after the Closing Date and (ii) the date that a Shelf Registration Statement (as defined in the New RRA (as defined below)) filed pursuant to Section 2.01(a) of the New RRA becomes effective (the “Lock-up Period”), (A) lend; offer; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, in each case whether effected directly or indirectly, any Covered Shares, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (A) or clause (B) above is to be settled by delivery of Covered Shares or other securities, in cash, or otherwise or (C) publicly announce the intention to effect any of the transactions covered in clause (A) and clause (B) above; provided that the Stockholder may enter into a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Covered Shares so long as such plan does not provide for the transfer of Covered Shares during the Lock-Up Period; provided further, that nothing herein shall prohibit the Stockholder from (1) pledging any Covered Shares in connection with the Stockholder’s entry into a credit facility or any other bona fide borrowing or similar lending arrangement, which shall include margin loans (provided, that for the avoidance of doubt, any pledgee who receives such Covered Shares following the exercise of remedies shall not be subject to the restrictions set forth in this Section 7(c)), (2) transferring any Covered Shares as a distribution or transfer to general partners, limited partners, members or stockholders of the Stockholder, (3) transferring any Covered Shares to any corporation, partnership, limited liability company, investment fund or other entity which controls or manages or is controlled or managed by the Stockholder, or to any Affiliate under common control or management with the Stockholder, (4) transferring any Covered Shares in connection with the completion of a liquidation, merger, stock exchange or other similar transaction that results in all of Parent’s securityholders having the right to exchange their shares of Parent Common Stock for cash, securities or other property, (5) (x) transfers of Covered Shares pursuant to a bona fide third-party tender offer for shares of the Parent’s capital stock made to all holders of Parent’s securities or pursuant to a merger, consolidation or other similar transaction approved by the Parent Board the result of which is that any person (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, other than Parent, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of the total voting power of the voting stock of Parent and (y) entry into any lock-up, voting or similar agreement pursuant to which the Stockholder may agree to transfer, sell, tender or otherwise dispose of shares of Parent Common Stock or such other securities in connection with a transaction described in the immediately foregoing clause (x) above (provided that, in the event that such change of control transaction is not completed, any Covered Shares shall remain subject to the restrictions contained this Section 7(c)), or (6) by operation of law or pursuant to a final order of a court or regulatory agency; provided further, that, in the case of the foregoing clauses (1) through (3), (I) each such transferee agrees to be bound in writing by the restrictions set forth in this Section 7(c), (II) any such transfer shall not involve a disposition for value and (III) no public filing or public disclosure shall be required or voluntarily made during the Lock-up Period in connection with any such transfer (other than required filings under Sections 13(d) or 13(g) or Section 16 of the Exchange Act). Each Stockholder agrees and consents to the entry of stop transfer instructions with Parent’s transfer agent and registrar against the transfer of Covered Shares except in compliance with the foregoing restrictions. Notwithstanding the foregoing, to the extent all or any portion of Section 5.05 of the New RRA is waived by Parent with respect to any Major Holder (which, prior to the effectiveness of the Shelf Registration Statement under the New RRA, may only occur following the written request or consent of a Bain Entity), then the corresponding provisions of this Section 7(c) shall automatically be deemed to be waived with respect to each Stockholder to the same extent as waived with respect to such Major Holder.

(d) Irrevocable Proxy. In order to secure the obligations set forth herein, each Stockholder hereby irrevocably appoints the Company, or any nominee thereof, with full power of substitution and resubstitution, as its true and lawful proxy and attorney-in-fact, only in the event that such Stockholder does not comply with its obligations in Section 1, to vote or execute written consents with respect to the Stockholder’s Covered Shares in accordance with Section 1 and with respect to any proposed postponements or adjournments of any meeting of the stockholders of Parent at which any of the matters described in Section 1 are to be considered, including the Special Meeting. Each Stockholder hereby affirms that this proxy is coupled with an interest and shall be irrevocable, except upon termination of this Agreement, and the Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Stockholder with respect to any of its Covered Shares that is materially inconsistent with the Stockholder’s obligations pursuant to this Agreement. This proxy shall be revoked automatically upon the termination of this Agreement pursuant to Section 3, and the Company may terminate this proxy at any time at its sole election by written notice provided to such Stockholder.

(e) No Short Sales. Each Stockholder agrees that, from the date of this Agreement to and including the date of the termination of this Agreement, none of the Stockholder nor any person or entity acting on behalf of the Stockholder or pursuant to any understanding with the Stockholder will engage in any Short Sales with respect to securities of Parent. For the purposes hereof, “Short Sales” shall mean all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all short positions effected through any direct or indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), or sales or other short transactions through non-U.S. broker dealers or foreign regulated brokers.

(f) Each Stockholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.

8. Priority of Certain Registration Rights. Upon the effectiveness of the Registration Rights Agreement (in the form attached to the Merger Agreement and without giving effect to any amendments thereto after such effectiveness, the “New RRA”) to be entered into by certain existing stockholders (the “New RRA Holders”) of the Company in connection with the Transactions, the Stockholder agrees that, notwithstanding any preexisting priority rights it may have pursuant to the terms of any existing agreement or arrangement with Parent (including, for avoidance of doubt, the Registration Rights Agreement, dated as of May 10, 2018, by and among Parent and the other parties thereto (the “Existing RRA”)), in the event of any proposed underwritten offering of Parent securities initiated by a New RRA Holder as contemplated by Section 2.03(a) of the New RRA or in which a New RRA Holder has the right to include any of its securities of Parent as contemplated by Section 2.03(c) of the New RRA, the allocation of securities of Parent to be included in such underwritten offering shall, as between the Stockholder and its Affiliates, on the one hand, and the New RRA Holders, on the other hand, be made on a proportional basis. For avoidance of doubt, the “proportional basis” referred to in the preceding sentence with respect to the allocation provisions of Section 2.03(b) and/or 2.03(c) of the New RRA shall be interpreted as if the Stockholder and its Affiliates are “selling Other RRA Holders” as defined in, and contemplated by, the New RRA, and any “Registrable Securities” (as defined in the Existing RRA) of the Stockholder and its Affiliates shall be treated, solely for the purposes of interpreting such provisions, as “registrable shares of Common Stock” as contemplated by the New RRA.

9. HSR Act. Each Stockholder will use reasonable best efforts to cooperate with the Company and Parent with respect to any notification form required pursuant to the HSR Act in connection with the Transactions, including with respect to providing information requested by any Governmental Authority with respect thereto. The parties hereto agree that all filing fees associated with filings made with Governmental Authorities pursuant to this Section 9 shall be treated as Transaction Expenses under the Merger Agreement, subject to applicable limitations set forth in the Merger Agreement.

10. Termination of Stockholders’ Agreement. Each Stockholder hereby agrees to execute and deliver such additional documents and take all such further action as may be reasonably necessary to cause: (a) the Stockholders’ Agreement, dated May 10, 2018, as amended and currently in effect, among Parent and each of the other parties set forth on the signature pages thereto (the “Stockholders’ Agreement”) to be terminated (the “Stockholders’ Agreement Termination”) without any further force and effect effective no later than immediately prior to the First Effective Time; and (b) the then-sitting Riverstone Director (as defined in the Stockholders’ Agreement) to resign or be removed from the Parent Board no later than immediately prior to the First Effective Time, which in each case the Stockholder may cause to be contingent upon the occurrence of the First Effective Time, and the Stockholder hereby agrees to the waiver of any rights of first refusal, preemptive rights, rights of co-sale, and registration rights with respect to the Transactions to the extent any such rights heretofore existed pursuant to the Stockholders’ Agreement.

11. Further Assurances; Waiver of Appraisal Rights. From time to time, at Parent’s or the Company’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement and the Merger Agreement. Each Stockholder further agrees, without limiting remedies for fraud, not to commence or participate in, and to take all actions reasonably necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Parent, the Company or any of their respective Affiliates, successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement (including alleging a breach of any duty of the Company Board or Parent Board in connection with the Merger Agreement, this Agreement or the transactions contemplated hereby or the Transactions) or the consummation of the transactions contemplated hereby and the Transactions. Each Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, assert or perfect (or attempt to exercise, assert or perfect), any rights of appraisal or rights to dissent in connection with the First Merger or the other Transactions that the Stockholder may at any time have under Applicable Law by virtue of ownership of the Covered Shares.

12. Disclosure. Each Stockholder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC the Stockholder’s identity and ownership of the Covered Shares and the nature of the Stockholder’s obligations under this Agreement; provided, that prior to any such publication or disclosure the Company and Parent have provided the Stockholder with a reasonable opportunity to review and comment upon such announcement or disclosure, which comments the Company and Parent will consider in good faith.

13. Changes in Capital Stock. In the event of a stock split, stock dividend or distribution, or any change in Parent’s capital stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Owned Shares,” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be converted, changed or exchanged or which are received in such transaction.

14. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the parties hereto. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party

15. Notices.

(a) A notice given under this Agreement shall be sent to the attention of the Person, and to the physical address, email address or fax number given in this Section 15 (or such other physical address, email address, fax number or Person as the party may notify to the other in accordance with the provisions of this Section 15 and shall be delivered personally; sent by fax; sent by email; or sent by registered mail or reputable international overnight courier.

(b) The addresses for service of notice are:

if to the Stockholders, to them at:

[•]

Attention: [•]

E-mail: [•]

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP

Texas Tower

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attention:            Lande A. Spottswood

Facsimile No.:     (713) 615-5171

Email:                  lspottswood@velaw.com

if to Parent, to:

Talos Energy Inc.

333 Clay Street, Suite 3300

Houston, Texas 77002

Attention:            William S. Moss III

Facsimile No.:     (713) 574-4919

Email:                  bill.moss@talosenergy.com

with a copy to:

Vinson & Elkins LLP

Texas Tower

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attention:            Lande A. Spottswood

Facsimile No.:     (713) 615-5171

Email:                  lspottswood@velaw.com

if to the Company prior to the Closing, to:

EnVen Energy Corporation

609 Main Street, Suite 3200

Houston, Texas 77002

Attention:            General Counsel

Facsimile No.:     (713) 335-7500

E-mail:                 jstarzec@enven.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:            William J. Chudd

Facsimile No.:     (212) 701-5800

Email:                  william.chudd@davispolk.com

16. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or the Company any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Stockholders. All rights, ownership and economic benefits of and relating to the Covered Shares of the Stockholders shall remain vested in and belong to the applicable Stockholder, and neither Parent nor the Company shall have authority to direct any Stockholder in the voting or disposition of any of such Stockholder’s Covered Shares, except as otherwise provided herein.

17. Entire Agreement. This Agreement and the other Transaction Agreements as to which the Company or Parent, on the one hand, and the Stockholders on the other hand, are parties, constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written and oral, that may have been entered into by or among any of the parties hereto relating to the transactions contemplated hereby.

18. No Third-Party Beneficiaries. Each Stockholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Parent and the Company in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Legal Proceeding that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto.

19. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Applicable Law or otherwise) without the prior written consent of the other parties hereto, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 19 shall be null and void, ab initio.

20. Capacity as a Stockholder. Notwithstanding anything herein to the contrary, each Stockholder signs this Agreement solely in the Stockholder’s capacity as a stockholder of the Company, and not in any other capacity, and this Agreement shall not limit or otherwise affect the actions of any affiliate, employee or designee of the Stockholder or any of its affiliates in his or her capacity, if applicable, as an officer or director of the Company or any other Person.

21. Miscellaneous. The provisions set forth in Sections 1.02 (Other Definitional and Interpretative Provisions), 10.10 (Severability), 10.12 (Counterparts; Effectiveness), 10.13 (Jurisdiction), 10.14 (Governing Law), 10.15 (Specific Performance) and 10.16 (Waiver of Jury Trial) of the Merger Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement, mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

TALOS ENERGY INC.

By:
Name:
Title:

ENVEN ENERGY CORPORATION

By:
Name:
Title:

[STOCKHOLDER]

By:
Name:
Title:

Schedule 1

Stockholder	Common Stock
[•]	[•]